UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C.  20549


                                 SCHEDULE 13D
                                (Rule 13d-101)
                              (Amendment No. 4)


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
      RULE 13d-1(A) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(a)


                              Liquid Audio, Inc.
                              ------------------
                               (Name of Issuer)


                        Common Stock, $.001  par value
                        ------------------------------
                        (Title of Class of Securities)


                                 53631T102000
                                 ------------
                                (CUSIP Number)


                            Mr. James Mitarotonda
                      c/o Barington Capital Group, L.P.
                        888 Seventh Avenue, 17th Floor
                             New York, N.Y. 10019
                                (212) 974-5700
                    (Name, Address and Telephone Number of
                     Person Authorized to Receive Notices
                             and Communications)


                              November 13, 2001
                     (Date of Event which Requires Filing
                              of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f), or 13d-1(g), check the following box: |_|.

      Introduction.     This amends and supplements the Schedule 13D dated
September 28, 2001 (the "Schedule"), filed with the Securities and Exchange Commission, as amended by Amendment No. 1 dated October 18, 2001, Amendment No. 2 dated October 26, 2001 and Amendment No. 3 dated November 9, 2001, by musicmaker.com, Inc. ("musicmaker"), Jewelcor Management, Inc., Barington Companies Equity Partners, L.P., Ramius Securities, LLC and Domrose Sons Partnership with respect to the common stock, $.001 par value (the "Common Stock"), of Liquid Audio, Inc., a Delaware corporation (the "Company"). The principal executive offices of the Company are located at 800 Chesapeake Drive, Redwood City, California 94063.


            Item 7 of the Schedule 13D, "Material to be Filed as Exhibits," is amended by adding the following:

            99.7  Press Release dated November 13, 2001.

                                  SIGNATURES


             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:  November 13, 2001

                                MUSICMAKER.COM, INC.


                                By  /s/ James Mitarotonda
                                    -------------------------------------
                                 Name:   James Mitarotonda
                                 Title:  President and Chief Executive
                                         Officer



                                JEWELCOR MANAGEMENT, INC.


                                By  /s/ Seymour Holtzman
                                    -------------------------------------
                                 Name:   Seymour Holtzman
                                 Title:  Chairman and Chief Executive
                                         Officer



                                BARINGTON COMPANIES EQUITY PARTNERS,
                                L.P.

                                By: Barington Companies Investors,
                                    LLC, its general partner


                                By  /s/ James Mitarotonda
                                    -------------------------------------
                                 Name:   James Mitarotonda
                                 Title:  Manager



                                RAMIUS SECURITIES, LLC

                                By:  Ramius Capital Group, LLC, its
                                     managing member


                                By  /s/ Peter A. Cohen
                                   -------------------------------------
                                 Name:   Peter A. Cohen
                                 Title:  Manager



                                DOMROSE SONS PARTNERSHIP


                                By /s/ James Mitarotonda
                                   ------------------------------------
                                 Name:   James Mitarotonda
                                 Title:  Partner